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                                                                     Exhibit 3.3
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ARTICLES OF                       :      UNITED STATES OF AMERICA

INCORPORATION                     :      STATE OF FLORIDA

CSNO, INC.                        :      COUNTY OF PALM BEACH
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     BE IT KNOWN, that on this 17th day of November 1992,

     BEFORE ME, the undersigned, a Notary Public in and for the County of Palm Beach, State of Florida, personally appeared ALLAN B. SOLOMON, who declared to me, Notary, in the presence of the undersigned competent witnesses, that availing himself of the provisions of the Louisiana Business Corporation Law, he does hereby form a corporation under and in accordance with the following Articles of Incorporation:

                                   ARTICLE I

                                     NAME

     The name of the Corporation is:  CSNO, INC.

                                  ARTICLE II

                                    PURPOSE

     The purpose of the Corporation is to engage in any lawful activity for which corporations may be formed under the Business Corporation Law, including but not limited to the operation of a casino style boat and/or boats and a dock or mooring facility, or land based facilities with electronic gaming devices as permitted by law.
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                                  ARTICLE III

                                    CAPITAL

     This corporation has authority to issue an aggregate of one thousand (1,000) shares of stock, all of which are designated common stock having par value per share of One Dollar ($1.00).

                                  ARTICLE IV

                               PREEMPTIVE RIGHTS

     Shareholders shall have preemptive rights.

                                   ARTICLE V

                               CUMULATIVE VOTING

     In the election of Directors, each shareholder of record shall have the right to multiply the number of votes to which he is entitled by the number of Directors to be elected, and to cast all such votes for one candidate, or distribute them among any two or more candidates.

                                  ARTICLE VI

                      CORPORATION ACTION OF SHAREHOLDERS

     If shareholder action or approval is required by law in connection with the amendment of these Articles or any merger, consolidation, transfer of corporate assets or dissolution of or involving the corporation, such action or approval shall be taken or given only upon the affirmative vote of not less than fifty-one percent (51%) of the number of shares entitled to vote on the particular question.

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                                  ARTICLE VII

                             SHAREHOLDERS' CONSENT

     Wherever the affirmative vote of shareholders is required to authorize or constitute corporate action, the consent in writing to such action signed only by shareholders holding that proportion of the total voting power on the question which is required by law or by these Articles of Incorporation, whichever requirement is higher, shall be sufficient for the purpose, without necessity for a meeting of shareholders.

                                 ARTICLE VIII

                                   DIRECTORS

     Section 1. Number of Directors. The number of Directors of the Corporation shall be such number, not less than one (1) or more than (10), as shall be elected from time to time by the shareholder(s).

     Section 2. Director's Proxies. Any Director absent from a meeting of the Board of Directors or any committee thereof, may be represented by any other Director, shareholder, or their designee, who may cast the vote of the absent Director according to the written instructions, general or special, of the absent Director.

                                  ARTICLE IX

                                   REVERSION

     Cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, which are not claimed by the shareholders entitled thereto within one year after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the Corporation to pay the dividend or

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redemption price or deliver the certificates for the share to such shareholders within such time, shall, at the expiration of such time, revert in full ownership to the Corporation, and the Corporation's obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease; provided that the Board of Directors may, at any time for any reason satisfactory to it, but need not, authorize (a) a payment of the amount of any cash or property dividend or redemption price or (b) issuance of any shares, ownership of which has reverted to the Corporation pursuant to this
Article IX to the entity who or which would be entitled thereto had such reversion not occurred.

                                   ARTICLE X

                                 INCORPORATOR

     The name and post office address of the Incorporator is: Allan B. Solomon, 7777 Glades Road, Suite 300, Boca Raton, Florida 33434.

     THUS DONE AND PASSED in triplicate originals, in my office in the City of Boca Raton, County of Palm Beach, State of Florida, on the day, month and year hereinabove set forth, in the presence of the undersigned competent witnesses and me, Notary, after due reading of the whole.

WITNESSES:

   /s/ Rose L. Hayes                             /s/ Allan B. Solomon
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   /s/ Valerie D. Baker
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                              /s/ Elaine M. Hulan
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                                    NOTARY
(Notary Seal)

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